Exhibit 10.2

TACTILE SYSTEMS TECHNOLOGY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted March 12, 2018

Each non-management director of Tactile Systems Technology, Inc. (the “Company”) will receive:

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An annual stock option grant on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director with a grant date fair value of $62,500, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation.  Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date, and will have a term of seven years.  The exercise price shall be the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of the Company’s grant.

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An annual restricted stock unit (RSU) grant on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director, the number of RSUs calculated by dividing $62,500 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.  RSUs will settle in shares no later than March 15 of the calendar year following the date of vesting.

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An annual retainer of $40,000, payable in quarterly installments, in arrears, on the last business day of each calendar quarter.  A non-management director may elect to receive a grant of fully vested RSUs in lieu of each such annual retainer installment, with the grant date being the last business day of each calendar quarter and the number of RSUs equal to the amount of the annual retainer installment divided by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant.  Each RSU will represent the right to receive one share of the Company’s common stock upon the earlier of the director’s separation from service as a director of the Company or the occurrence of a change in control of the Company.  Any election to receive RSUs in lieu of cash, and the settlement of such RSUs shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code.

Each non-management director of the Company that chairs a committee will receive an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$16,000
Compensation and Organization	$12,000
Nominating and Corporate Governance	$ 8,000
Compliance and Reimbursement	$ 8,000

Each non-management director of the Company, other than the chair, that serves on a committee will receive an annual fee as follows:

Non-Chair
Committee Members	Annual Cash Fee
Audit	$8,000
Compensation and Organization	$6,000
Nominating and Corporate Governance	$4,000
Compliance and Reimbursement	$4,000

The chairman of the Company’s board of directors will receive an additional annual fee of $40,000.

The Company will reimburse a director’s reasonable expenses in connection with attending board and committee meetings.

For directors joining the Company during a period between annual meetings, all amounts will be prorated based on the percentage of the year until the next annual meeting.